                                                                    EXHIBIT 99.J

                       CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this post-effective Amendment No. 20 to the registration statement on Form N-1A (the "Registration Statement") of our report dated December 21, 1998, relating to the financial statements and financial highlights of Prudential Equity Income Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the reference to us under the heading "Investment Advisory and Other Services - Other Service Providers" in such Statement of Additional
Information and to the reference to us under the heading "Financial Highlights" in such Prospectus.

PricewaterhouseCoopers LLP
1177 Avenue of the Americas
New York, New York 10036
December 29, 1998